Exhibit 99.2

Foresight Energy LP Provides Hillsboro Mine Update

ST. LOUIS, Missouri—(BUSINESS WIRE)—July 21, 2014—Foresight Energy LP (NYSE: FELP), a Delaware limited partnership, announced that efforts to extinguish the fire at its Hillsboro Energy LLC’s Deer Run Mine continued over the weekend, including pumping water into the mine.  The results were encouraging as carbon monoxide readings declined significantly.  Foresight, together with the Mine Safety and Health Administration ("MSHA"), is presently attempting to corroborate the monitoring readings with conditions underground.  Various protocols and procedures must be implemented before it can be verified that the fire has been extinguished.

The fire occurred and was contained in a tail-gate section of a previously mined area and was not near current development or longwall operations of the mine.

Since production ceased on Tuesday, the mine’s customers have been serviced from Hillsboro Energy’s inventory. No force majeure has yet been declared but the company is reserving all of its rights under various coal supply agreements until it has a better understanding of the impact on its long term production.

Although the full extent of the damage cannot be determined until MSHA determines it safe to enter the mine, Foresight does not currently anticipate that this event will have a material adverse effect on partnership results.

About Foresight Energy LP

Foresight Energy LP is a leading coal producer in the Illinois Basin region of the United States with over three billion tons of coal reserves currently supporting four mining complexes. Our logistics give each of these mining complexes multiple modes of transportation to reach the end-users of our coal, including rail, barge and truck. We serve both the domestic and international markets.

Contact

Kurt R. Bruenning
Vice President, Finance & Treasury
(314) 932-6152
investor.relations@foresight.com